NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Completes Transformative Year

Reports Solid Fiscal 2013 Earnings, Closes MGE Purchase

ST. LOUIS (November 26, 2013) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2013 full year and fourth quarter ended September 30, 2013. Highlights include:

•	Completing the purchase of Missouri Gas Energy (MGE)

•	Growing net economic earnings (non-GAAP) by 3.8 percent to $65.0 million, or $2.87 per share

•	Reporting fiscal 2013 net income of $52.8 million, or $2.02 per diluted share

•	Generating strong cash provided by operating activities of $163.9 million

“Fiscal 2013 was a year marked by many accomplishments. Through a disciplined approach and teamwork, we transformed Laclede and put the company on a growth trajectory,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We completed the purchase of MGE, on pace with the aggressive schedule we announced last December. At the same time, we completed the major upgrade of our information technology platform and continued to ramp up our pipeline replacement program, both of which help us improve our customers’ experience and continue to deliver safe and reliable service. We introduced SpireTM during the year and are nearing completion of our flagship natural gas fueling station at Lambert St. Louis International Airport. And we delivered growth in net economic earnings, while ending the year in a strong financial position heading into fiscal 2014,” she added.
FISCAL 2013 RESULTS

	Twelve Months Ended September 30,
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Earnings by Segment
Gas Utility	$56.7	$48.1	$2.51	$2.14
Gas Marketing	8.9	12.3	0.39	0.55
Other	(0.6)	2.2	(0.03)	0.10
Net Economic Earnings (non-GAAP)*	$65.0	$62.6	$2.87	$2.79
Acquisition-related impacts:
Costs	(10.8)	(0.01)	(0.42)	(0.01)
Increase in shares	—	—	(0.38)	—
Fair value adjustments	(1.4)	0.01	(0.05)	0.01
Net Income (GAAP)	$52.8	$62.6	$2.02	$2.79
* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

For the fiscal year ended September 30, 2013, The Laclede Group reported consolidated net income of $52.8 million ($2.02 per diluted share), compared to $62.6 million ($2.79 per share) for fiscal 2012. Net economic earnings for 2013 were $65.0 million ($2.87 per share), up 3.8 percent from $62.6 million ($2.79 per share) for 2012. Net economic earnings exclude from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of the MGE acquisition. Those impacts include acquisition-related costs, the results of MGE operations for the month of September 2013, interest expense on long-term debt issued to finance the transaction, as well as the dilutive impact of the equity shares issued in conjunction with the acquisition. The increase in net economic earnings from 2012 to 2013 was driven by improved Gas Utility performance, reflecting more favorable weather and lower costs, offset in part by lower earnings in the Gas Marketing segment.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of Laclede Gas and, for the month of September 2013 only, Missouri Gas Energy. For the fiscal year ended September 30, 2013, the Gas Utility segment reported net income of $56.3 million, up from $48.2 million for 2012. Net economic earnings for 2013 were $56.7 million, up from $48.1 million in the prior fiscal year. The improvement was driven by higher sales margins reflecting colder weather and higher Infrastructure System Replacement Surcharge (ISRS) revenues, and reduced bad debt expenses. The higher ISRS revenues are a result of increased investment in distribution pipeline replacement to enhance safety and reliability for Laclede Gas customers. These benefits were partially offset by higher expenses including depreciation and amortization, compensation and benefits, maintenance, IT and professional fees.
Gas Marketing
Full year operating revenues for Gas Marketing, which includes non-regulated operations of Laclede Energy Resources, were $189.4 million (including intersegment revenues), down from $373.5 million in 2012. Operating expenses decreased to $176.6 million from $353.3 million. The decreases relate to the higher percentage of transactions being recorded on a net rather than a gross basis and had no direct impact on earnings. For 2013, Gas Marketing net income was $7.6 million, down from $12.3 million for 2012. Net economic earnings decreased to $8.9 million from $12.3 million in the prior year. This decrease in net economic earnings was largely due to lower price volatility and narrow basis differentials in the current natural gas market, and the expiration of a favorable supply contract in December 2012. These impacts were partially offset by higher volumes purchased and sold.

QUARTERLY RESULTS

	Three Months Ended September 30, 2013
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Earnings by Segment
Gas Utility	$(5.6)	$(3.3)	$(0.25)	$(0.15)
Gas Marketing	1.6	2.7	0.07	0.12
Other	0.1	1.0	0.01	0.05
Net Economic Earnings (non-GAAP)*	$(3.9)	$0.4	$(0.17)	$0.02
Acquisition-related impacts:
Costs	(5.5)	(0.1)	(0.17)	(0.01)
Increase in shares	—	—	0.05	—
Fair value adjustments	(0.2)	(1.0)	(0.01)	(0.04)
Net Income (GAAP)	$(9.6)	$(0.7)	$(0.30)	$(0.03)
* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

The Laclede Group reported a consolidated net loss for its fourth quarter of fiscal 2013 of $9.6 million ($0.30 per share), compared to a net loss of $0.7 million ($0.03 per share) for the same period last year. Net economic earnings for the fourth quarter were a loss of $3.9 million ($0.17 per share), down from earnings of $0.4 million ($0.02 per share) a year ago. The Gas Utility segment’s earnings are seasonal in nature and generally correspond to the heating season. As a result, the segment typically reports a loss in the fiscal fourth quarter. The decrease in net economic earnings were driven by a larger seasonal loss from Gas Utility reflecting higher costs, and lower operating results from Gas Marketing, largely reflecting market conditions.
Gas Utility
The Gas Utility segment reported a net loss of $6.0 million for the quarter ended September 30, 2013, down from a net loss of $3.2 million for the same period last year. On a net economic earnings basis, the segment reported a loss of $5.6 million for the fourth quarter of fiscal 2013, down from a loss of $3.3 million in the prior-year period. The decrease was primarily due to higher expenses for compensation and benefits, maintenance, and depreciation and amortization, which offset higher sales margins reflecting colder weather.

Gas Marketing
Quarterly operating revenues of $35.2 million were down from $70.1 million in the prior-year period, and operating expenses were also down significantly for the quarter. Both decreases reflect a higher percentage of transactions being reported as trading activities, as described above in the full-year results discussion. The decreases were partially offset by higher per unit gas prices. Net income was $1.5 million for the fourth quarter, essentially flat compared to $1.6 million for the same period last year. Net economic earnings were $1.6 million, down from $2.7 million for the same period a year ago. The decrease in net economic earnings reflect reduced sales margins due to lower price volatility and narrow basis differentials in the natural gas marketplace, as well as the expiration of a favorable gas supply contract in December 2012.

MGE ACQUISITION

Financing and Closing
After obtaining approval from the Missouri Public Service Commission (MoPSC), Laclede Gas purchased substantially all of the assets and liabilities of MGE from Southern Union Company (SUG) for $975 million effective September 1, 2013. In support of the acquisition, Laclede Gas issued $450 million of first mortgage bonds on August 13, 2013, including $100 million of 2.00% 5-year bonds, $250 million of 3.40% 10-year bonds, and $100 million of 4.625% 30-year bonds. The remainder of the purchase price was financed with the proceeds of a 10.0 million share equity issuance in May 2013, short-term borrowings and available cash. The Company and Laclede Gas also expanded their revolving credit facilities to a total of $600 million effective with the closing of the transaction to support working capital needs.
In 2013, the Company incurred a total of $17.4 million ($10.8 million after tax) of acquisition-related costs in three broad categories:

•	Expenses related to the closing of the transaction, principally professional and advisory fees, due diligence expenses and the carrying cost of bridge facilities, totaling $17.0 million;

•	Integration planning, severance and other one-time costs, totaling $3.4 million, of which $1.7 million was deferred for future rate recovery,

•	Offset, in part, by the MGE earnings in the month of September, net of interest expense on bonds issued to finance the acquisition.

For 2013 only, the Company has elected to exclude from net income the results of MGE in deriving net economic earnings to facilitate comparability of results with prior periods.

MGE Rate Case
Missouri law requires natural gas companies to file a general rate case every three years in order to continue recovering their investment in pipeline replacement through the ISRS mechanism. Accordingly, MGE filed a general rate case with the MoPSC on September 16, 2013. The filing seeks a revenue increase of $17.1 million, or 3.6 percent, which is net of $6.3 million in annualized ISRS revenues already being collected.

New England Gas Company
As announced previously, the original acquisition agreement with SUG included the purchase by Laclede of New England Gas Company (NEG). In February 2013, Laclede entered into an agreement with Algonquin Power & Utilities Corp. (APUC) that, in effect, allowed an APUC subsidiary to acquire from Laclede the right to purchase NEG. The sale of NEG to APUC is subject to approval by the Massachusetts Department of Public Utilities. Hearings in the matter have concluded and the Company anticipates that a decision will be rendered before the end of calendar 2013.

BALANCE SHEETS AND CASH FLOWS
The balance sheet for The Laclede Group as of September 30, 2013 reflects the acquisition of MGE’s assets effective September 1, 2013, including the allocation of the $975 million purchase price to tangible and intangible assets and the assumption of certain liabilities. The Company maintains a strong capital structure, which at September 30, 2013 consisted of 53 percent equity compared to 64 percent at September 30, 2012. The change in the equity component of capitalization reflects the combined effect of the Company’s issuance of 10.0 million common stock shares in May 2013 and the issuance of $550 million in long-term debt by Laclede Gas. Short-term borrowings outstanding at September 30, 2013 were $74.0 million compared to $40.1 million at the end of fiscal 2012.
The net cash provided by operating activities was $163.9 million for 2013, up from $128.1 million for the same period last year. The increase is primarily due to the timing of collections of gas cost under the Purchased Gas Adjustment Clause, as well as decreased cash payments for the funding of pension plans and payment of income taxes. Excluding temporary changes in working capital, 2013 operating cash flows (non-GAAP) were $103.0 million, compared to $104.0 million for 2012. See Operating Cash Flows and Reconciliation to GAAP on page 10.
Capital expenditures for 2013 increased to $130.8 million from $108.8 million in the prior year. The increase was driven by a higher level of planned investment in ongoing accelerated distribution pipeline replacement, which totaled 68 miles in 2013, as well as investment in upgrading the Company’s IT systems as part of a three-year project largely completed in 2013. The increase also reflects $5.5 million of capital expenditure for MGE in the month of September 2013.
For additional details on The Laclede Group's results for the fourth quarter and full year of fiscal 2013, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Statements of Consolidated Cash Flows.
CONFERENCE CALL AND WEBCAST

As previously announced, The Laclede Group will host a conference call and webcast today to discuss its fourth quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, November 26
9 a.m. CST (10 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	dial-in numbers

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CST (Noon EST) on November 26 through December 31 by dialing 1-855-590-6721 (U.S. and Canada) or dial-in numbers (International). The Conference ID is 99211022. The webcast will be available for replay beginning November 26, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and western Missouri through Missouri Gas Energy. Together they provide more than 1.1 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the Company’s pending acquisition. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2013, to be filed later today with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share." Management also uses these non-GAAP measures internally when evaluating the Company's performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including MGE’s operating results for the month of September 2013. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. When calculating net economic earnings per share, management excludes from the weighted average number of shares the impact of the equity issuance completed in May 2013 to support the financing of the MGE acquisition. Management believes that this presentation provides a useful representation of operating performance by facilitating comparisons of year-over-year results. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.
This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
OPERATING REVENUES:
Gas Utility	$111,498	$97,466	$847,224	$763,447
Gas Marketing	35,209	70,109	165,146	358,145
Other	407	1,963	4,649	3,883
Total Operating Revenues	147,114	169,538	1,017,019	1,125,475
OPERATING EXPENSES:
Gas Utility
Natural and propane gas	23,253	32,748	433,442	397,304
Other operation and maintenance expenses	57,097	42,323	180,342	167,351
Depreciation and amortization	14,541	10,289	48,283	40,739
Taxes, other than income taxes	10,554	8,070	60,079	53,672
Total Gas Utility Operating Expenses	105,445	93,430	722,146	659,066
Gas Marketing	42,595	73,499	176,554	353,283
Other	8,796	740	21,825	2,524
Total Operating Expenses	156,836	167,669	920,525	1,014,873
Operating Income	(9,722)	1,869	96,494	110,602
Other Income and (Income Deductions) – Net	420	(499)	2,444	3,272
Interest Charges:
Interest on long-term debt	8,146	5,740	25,539	22,958
Other interest charges	866	446	3,063	1,987
Total Interest Charges	9,012	6,186	28,602	24,945
Income Before Income Taxes	(18,314)	(4,816)	70,336	88,929
Income Tax (Benefit) Expense	(8,678)	(4,165)	17,578	26,289
Net Income	$(9,636)	$(651)	$52,758	$62,640

Weighted Average Number of Common Shares Outstanding:
Basic	32,524	22,318	25,875	22,262
Diluted	32,524	22,318	25,952	22,340

Basic Earnings Per Share of Common Stock	$(0.30)	$(0.03)	$2.03	$2.80
Diluted Earnings Per Share of Common Stock	$(0.30)	$(0.03)	$2.02	$2.79
Dividends Declared Per Share of Common Stock	$0.425	$0.415	$1.700	$1.660

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	September 30, 2013	September 30, 2012

ASSETS
Utility Plant	$2,271,189	$1,497,419
Less: Accumulated depreciation and amortization	494,559	478,120
Net Utility Plant	1,776,630	1,019,299

Other Property and Investments	313,078	56,814

Current Assets:
Cash and cash equivalents	52,981	27,457
Accounts receivable (net of allowance for doubtful accounts)	171,275	133,842
Inventories	199,151	106,472
Other	52,473	75,245
Total Current Assets	475,880	343,016

Regulatory assets and other deferred charges	559,798	461,133
Total Assets	$3,125,386	$1,880,262

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$626,966	$191,146
Retained earnings	420,103	414,581
Accumulated other comprehensive income (loss)	(787)	(4,116)
Total Common Stock Equity	1,046,282	601,611
Long-term debt (less current portion)	912,712	339,416
Total Capitalization	1,958,994	941,027

Current Liabilities:
Notes payable	74,000	40,100
Accounts payable	140,234	89,503
Advance customer billings	23,736	25,146
Current portion of long-term debt	—	25,000
Accrued liabilities and other	115,208	72,375
Total Current Liabilities	353,178	252,124

Deferred Credits and Other Liabilities:
Deferred income taxes	379,114	355,509
Pension and postretirement benefit costs	228,653	196,558
Regulatory liabilities	85,460	59,432
Asset retirement obligations and other	119,987	75,612
Total Deferred Credits and Other Liabilities	813,214	687,111
Total Capitalization and Liabilities	$3,125,386	$1,880,262

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	Twelve Months Ended
	September 30,
	2013	2012

Operating Activities:
Net Income	$52,758	$62,640
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	49,283	41,339
Deferred income taxes and investment tax credits	22,053	30,554
Other – net	957	75
Changes in assets and liabilities	38,863	(6,507)
Net cash provided by operating activities	163,914	128,101

Investing Activities:
Capital expenditures	(130,788)	(108,843)
Other investments	(2,511)	3,439
Acquisition of MGE, net	(975,000)	—
Net cash used in investing activities	(1,108,299)	(105,404)

Financing Activities:
Issuance of long-term debt	550,000	—
Maturity of first mortgage bonds	(25,000)	—
Notes Payable Issued	25,000	—
Issuance (Repayment) of short-term debt – net	33,900	(5,900)
Issuance of common stock	431,682	4,311
Dividends paid	(42,518)	(36,896)
Other	(3,155)	(32)
Net cash provided by (used in) financing activities	969,909	(38,517)

Net Increase (Decrease) in Cash and Cash Equivalents	25,524	(15,820)
Cash and Cash Equivalents at Beginning of Period	27,457	43,277
Cash and Cash Equivalents at End of Period	$52,981	$27,457

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended September 30, 2013
Net Income (Loss) (GAAP)	$(6.0)	$1.5	$(5.1)	$(9.6)	$(0.30)
Unrealized (gain) loss on energy-related derivatives (1)	0.1	(0.2)	—	(0.1)	—
Lower of cost or market inventory adjustments (1)	—	0.3	—	0.3	0.01
Acquisition, divestiture and restructuring activities (1)	0.3	—	5.2	5.5	0.17
Weighted Average Shares Adjustment (2)					(0.05)
Net Economic Earnings (Losses) (Non-GAAP)	$(5.6)	$1.6	$0.1	$(3.9)	$(0.17)
Diluted EPS (GAAP)	(0.19)	0.04	(0.15)	(0.30)
Net Economic EPS (Non-GAAP) (2)	(0.25)	0.07	0.01	(0.17)

Three Months Ended September 30, 2012
Net Income (Loss) (GAAP)	$(3.2)	$1.6	$0.9	$(0.7)	(0.03)
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	1.1	—	1.0	0.04
Lower of cost or market inventory adjustments (1)	—	(0.1)	—	(0.1)	—
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	—
Acquisition, divestiture and restructuring activities (1)	—	—	0.1	0.1	0.01
Net Economic Earnings (Losses) (Non-GAAP)	$(3.3)	$2.7	$1.0	$0.4	$0.02
Diluted EPS (GAAP)	$(0.14)	$0.07	$0.04	$(0.03)
Net Economic EPS (Non-GAAP) (2)	$(0.15)	$0.12	$0.05	$0.02

Twelve Months Ended September 30, 2013
Net Income (Loss) (GAAP)	$56.3	$7.6	$(11.1)	$52.8	$2.02
Unrealized (gain) loss on energy-related derivatives (1)	0.1	0.4	—	0.5	0.02
Lower of cost or market inventory adjustments (1)	—	0.9	—	0.9	0.03
Acquisition, divestiture and restructuring activities (1)	0.3	—	10.5	10.8	0.42
Weighted Average Shares Adjustment (2)					0.38
Net Economic Earnings (Losses) (Non-GAAP)	$56.7	$8.9	$(0.6)	$65.0	$2.87
Diluted EPS (GAAP)	2.16	0.29	(0.43)	2.02
Net Economic EPS (Non-GAAP) (2)	2.51	0.39	(0.03)	2.87

Twelve Months Ended September 30, 2012
Net Income (Loss) (GAAP)	$48.2	$12.3	$2.1	$62.6	2.79
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	(0.2)	—	(0.3)	(0.02)
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	0.2	—	0.2	0.01
Acquisition, divestiture and restructuring activities (1)	—	—	0.1	0.1	0.01
Net Economic Earnings (Losses) (Non-GAAP)	$48.1	$12.3	$2.2	$62.6	$2.79
Diluted EPS (GAAP)	$2.15	$0.55	$0.09	$2.79
Net Economic EPS (Non-GAAP) (2)	$2.14	$0.55	$0.10	$2.79

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended September 30, 2013 and 2012, the total net income tax (benefit) expense included in the reconciling items is $(3.5) million and $(0.7) million, respectively. For the twelve months ended September 30, 2013, the net income tax impact included in the reconciling items is $7.5 million. The 2012 amount was negligible.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings exclude the impact of the May 2013 equity offering to fund the pending acquisition of MGE. For the quarter ended September 30, 2013, the weighted average diluted shares used in the net economic earnings per share calculation was 22.5 million compared to 32.5 million in the GAAP EPS calculation. For the twelve months ended September 30, 2013, the weighted average diluted shares used in the net economic earnings per share calculation was 22.5 million compared to 26.0 million in the GAAP EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Thousands)

	Twelve Months Ended
	September 30,
	2013	2012

Net cash provided by operating activities (GAAP)	$163,914	$128,101

Add (deduct):
Changes in assets and liabilities	(38,863)	6,507
Deferred income taxes and investment tax credits	(22,053)	(30,554)
Operating Cash Flows (Non-GAAP)	$102,998	$104,054

Net cash used in investing activities (GAAP)	$(1,108,299)	$(105,404)
Net cash provided by (used in) financing activities (GAAP)	$969,909	$(38,517)

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